Press Release

October 19, 2006
FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES QUARTERLY CASH DIVIDEND AND RESULTS FOR 3rd QUARTER AND FIRST NINE MONTHS OF 2006

West Des Moines, IA – West Bancorporation, Inc. (WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc., reports net income of $4,977,000 or $0.28 per share for the third quarter of 2006, compared to $4,963,000 or $0.28 per share for the third quarter of 2005. The return on average equity and return on average assets were 18.30 percent and 1.50 percent, respectively, for the third quarter of 2006.

For the first nine months of 2006, net income was $14,404,000 or $0.82 per share compared to $14,790,000 or $0.84 per share for the same period last year. The return on average equity and return on average assets were 18.16 percent and 1.48 percent, respectively, for the first nine months of 2006.

During the third quarter, loans declined by $36.7 million. The anticipated payoff of a large construction loan and a few commercial loans accounted for the decline. Compared to a year ago, loans were $82 million higher, an approximate 10 percent increase. In addition, short-term investments declined $35 million from the end of the second quarter. This decline in assets was offset by a reduction in borrowings and deposits. Two Federal Home Loan Bank advances totaling $12 million were called and paid during the quarter.

Non-accrual loans at September 30, 2006, totaled $4,269,000. As previously reported, a commercial loan totaling $3.8 million secured by commercial real estate used in the operation of the customer’s business and farmland was placed on non-accrual status in the fourth quarter of 2005. As negotiations for a resolution have progressed, the farmland portion of this relationship was moved to other real estate owned at an estimated net realizable value of $1.6 million. The remaining portion of the loan was written down by $292,000 to reflect the value that we anticipate will be realized from the remaining collateral. Two construction loans totaling $425,000 were written down by $295,000 and the remaining balance of $130,000 transferred to other real estate owned. These loans represent two partially completed single family residences. In addition, the loan associated with the lawsuit disclosed in last quarter’s report was placed on non-accrual status. The amount of the loan is $1.9 million. The funds to pay off this loan are currently being held at the co-defendant bank. Management believes this loan will be paid in full from these funds. Loans past due 90 days or more and still accruing interest as of September 30, 2006 totaled $134 compared to $524,000 a year ago. Other real estate owned was $2,012,000 and $1,840,000 at September 30, 2006 and 2005, respectively. The allowance for loan losses as a percent of total loans was 0.90 percent as of September 30, 2006 compared to 0.88 percent a year earlier. Non-performing assets as a percentage of loans at September 30, 2006 were 0.69 percent compared to 0.37 percent a year ago.

The net interest margin for the third quarter of 2006 was 3.29 percent, which was 24 basis points lower than a year ago and 6 basis points lower than the second quarter. For the first nine months of 2006, the net interest margin was 3.36 percent, compared to 3.63 percent for the same period in 2005. The relatively flat yield curve, where short-term interest rates are approximately the same as longer term interest rates, continues to cause the spread between our cost of funds and the yield on our earning assets to decline. Also, the mix of deposits during the third quarter continued to shift from lower-costing money market accounts to higher-costing certificates of deposit.

Effective October 1, 2006, the Company’s two asset management subsidiaries (WB Capital Management Inc. and Investors Management Group, Ltd.) were merged and are now operating as WB Capital Management Inc. A significant amount of time and effort was spent during the first nine months of the year planning and implementing this merger. As a result, new business development efforts were hampered somewhat, which is evidenced by the 5 percent drop in revenue in the third quarter compared to the second quarter. Assets under management totaled $4.6 billion at September 30, 2006.

As previously reported, the Company’s subsidiary, West Bank, was named as a defendant in a lawsuit claiming breach of a credit agreement arising out of a commercial loan transaction in which West Bank attempted to purchase a note of Iowa Wireless Services, LLC from First American Bank. The plaintiff, D.B. Zwirn Special Opportunities Fund, L.P., et al is seeking monetary damages of not less than $16,700,000 from the defendants, which include Iowa Network Services, Inc., INS Wireless, Inc. and First American Bank, in addition to West Bank. West Bank is vigorously defending the action and believes it has substantial defenses. West Bank also believes that Iowa Network Services, Inc. contractually agreed to protect it from losses caused by the transaction with Iowa Wireless Services, LLC. West Bank incurred and expensed $65,000 in legal fees related to this lawsuit during the third quarter. However, West Bank is seeking reimbursement of those fees from Iowa Network Services, Inc.

West Bank opened a new office at 2440 East Euclid in Des Moines on September 25, 2006. This new east-side location is in a higher traffic area, has more office space, and better drive-up and ATM facilities than the previous location, which has been sold.

On October 18, 2006, the Board of Directors of West Bancorporation, Inc. declared a regular quarterly cash dividend of $0.16 per common share of outstanding stock. The dividend is payable on November 15, 2006 to shareholders of record on October 30, 2006. As of October 18, 2006, there were 17,536,682 shares of common stock outstanding.

The Company will discuss its results for the third quarter and first nine months of 2006 in a conference call scheduled for 2:00 pm central time on Monday, October 23, 2006. The telephone number for the conference call is 877-407-0778. A recording of the conference call will be available until October 30, 2006, by dialing 877-660-6853. The following is required to access the recording: account # 286, conference ID # 215866.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services and trust services for consumers and small to medium sized businesses. The Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area. WB Capital Management Inc., a wholly owned subsidiary of West Bancorporation, Inc., has offices in Cedar Rapids, and West Des Moines, Iowa, and provides portfolio management services to individuals, retirement plans, corporations, public funds, mutual funds, foundations and endowments, and high net worth individuals. West Bancorporation, Inc. common stock is listed on the NASDAQ Global Market under the symbol “WTBA.” Further information about West Bancorporation, Inc. can be found at www.westbankiowa.com.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND
SUBSIDIARIES
Financial Information
(unaudited)
			September 30,	September 30,
CONSOLIDATED STATEMENTS OF CONDITION			2006	2005
	-	-
Assets
Cash and due from banks			$27,087,695	$36,352,953
Short-term investments			3,478,007	6,550,686
Securities			271,599,396	297,189,284
Loans			911,930,825	830,131,517
Allowance for loan losses			(8,178,355)	(7,305,814)

Loans, net			903,752,470	822,825,703
Goodwill and other intangible assets			26,453,204	16,307,447
Bank-owned life insurance			22,736,195	21,885,254
Other assets			26,512,089	19,300,032
Total assets			$1,281,619,056	$1,220,411,359

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing			$196,541,479	$209,489,389
Interest-bearing
Demand			48,134,916	41,534,239
Savings			231,085,979	264,581,468
Time			509,849,105	357,352,006

Total deposits			985,611,479	872,957,102
Short-term borrowings			88,631,753	149,145,106
Long-term borrowings			86,884,018	90,264,018
Other liabilities			9,485,975	4,518,657
Stockholders’ equity			111,005,831	103,526,476
Total liabilities and stockholders’ equity			$1,281,619,056	$1,220,411,359

	PER COMMON SHARE (1)		MARKET INFORMATION (1)(2)
	Net Income	Dividends	High	Low

2006
1st quarter	$0.26	$0.152	$18.95	$16.67
2nd quarter	0.28	0.152	19.98	15.24
3rd quarter	0.28	0.160	18.10	15.61
2005
1st quarter	0.28	0.152	18.33	15.17
2nd quarter	0.28	0.152	18.18	14.61
3rd quarter	0.28	0.152	19.07	16.43
4th quarter	0.30	0.152	19.00	16.67
(1) In July 2006, the Company’s Board of Directors authorized a 5% stock dividend. Per share numbers in this report have been adjusted for that stock dividend.
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ
National Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued)
(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
CONSOLIDATED STATEMENTS OF OPERATION	2006	2005	2006	2005
Interest income
Loans	$17,505,439	$12,980,293	$50,004,036	$35,796,213
Securities	2,963,397	3,125,660	8,779,460	9,792,884
Other	287,503	45,675	632,504	304,712
Total interest income	20,756,339	16,151,628	59,416,000	45,893,809

Interest expense
Deposits	8,952,962	4,461,976	23,710,188	10,877,412
Short-term borrowings	863,769	1,073,573	2,647,494	2,846,850
Long-term borrowings	1,217,483	1,254,195	3,956,390	3,736,522
Total interest expense	11,034,214	6,789,744	30,314,072	17,460,784

Net interest income	9,722,125	9,361,884	29,101,928	28,433,025
Provision for loan losses	450,000	450,000	1,350,000	1,325,000
Net interest income after provision for loan losses	9,272,125	8,911,884	27,751,928	27,108,025

Noninterest income
Service charges on deposit accounts	1,371,286	1,214,142	3,492,237	3,500,949
Trust services	207,785	202,475	571,003	531,300
Investment advisory fees	2,002,794	904,236	6,363,379	2,478,115
Increase in cash value of bank-owned life insurance	214,903	212,621	636,936	629,117
Net realized gains (losses) from sales of securities
held for sale	(2,937)	158,377	(146,612)	201,565
Other income	355,881	340,732	1,073,997	1,226,266
Total noninterest income	4,149,712	3,032,583	11,990,940	8,567,312

Noninterest expense
Salaries and employee benefits	3,322,926	2,579,400	10,490,303	7,743,658
Occupancy expense	825,613	624,168	2,547,443	1,817,057
Data processing expense	447,956	367,753	1,432,604	1,057,561
Other expense	1,499,927	1,083,010	4,120,396	3,241,875
Total noninterest expense	6,096,422	4,654,331	18,590,746	13,860,151

Income before income taxes	7,325,415	7,290,136	21,152,122	21,815,186
Income taxes	2,348,750	2,327,432	6,748,350	7,025,214
Net income	$4,976,665	$4,962,704	$14,403,772	$14,789,972

PERFORMANCE HIGHLIGHTS

Return on average equity	18.30%	19.33%	18.16%	19.85%
Return on average assets	1.50%	1.66%	1.48%	1.67%
Net interest margin	3.29%	3.53%	3.36%	3.63%
Efficiency ratio	42.60%	36.61%	43.70%	36.27%